SCHEDULE 13D
CUSIP No. 190345 10 8

EXHIBIT 1

JOINT FILING AGREEMENT

                  The undersigned hereby agree to the joint filing of the Statement on Schedule 13D, dated May 30, 2006, filed herewith and any amendments filed thereto, relating to the Common Stock, $0.001 par value per share of The Coast Distribution System, Inc. with the Securities and Exchange Commission pursuant to and in accordance with the provisions of Rule 13d-1 (k)(1)(iii) under the Securities Exchange Act of 1934, as amended.

                  The Agreement may be executed in separate counterparts, each of us shall be deemed an original, but all of which shall constitute one and the same instrument.

Date: May 30, 2006

JB Capital Partners, L.P.

	By:	/s/ Alan W. Weber

Name: Alan W. Weber
Title: General Partner

	By:	/s/ Alan W. Weber

Alan W. Weber